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                                                                    EXHIBIT (14)

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Proxy Statement/Prospectus constituting part of the Registration Statement of The Munder Funds Trust on Form N-14 (the "Registration Statement") of our report dated August 14, 2002, relating to the financial statements and financial highlights appearing in the June 30, 2002 Annual Reports of The Munder Money Market Fund (one of the portfolios constituting The Munder Funds Inc.) and the Munder Cash Investment Fund (one of the portfolios constituting The Munder Funds Trust). We further consent to the references to us under the headings "Financial Highlights" in such Proxy Statement/Prospectus and in paragraphs 3.1(i) and 3.2(h) of Exhibit A "Form of Agreement and Plan of Reorganization."

                                        Ernst & Young LLP

Boston, Massachusetts
September 3, 2002